FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
THURSDAY, JULY 15, 1999

                            UPR CEO MESSMAN TO RETIRE

                    BOARD NAMES GEORGE LINDAHL III SUCCESSOR

FORT WORTH, Texas -- Union Pacific Resources Group Inc. (NYSE - UPR) today announced that Jack L. Messman, Chairman and Chief Executive Officer will retire from the Company.

UPR's Board of Directors has unanimously elected UPR President George Lindahl III to succeed Messman as Chairman of the Board, President and Chief Executive Officer.

Messman, 59, has been at the helm of UPR for over 8 years. He joined the company in 1991 while it was still a subsidiary of the Union Pacific Corporation. He oversaw an initial public offering in 1995 and the full spinoff of the oil and gas company from the Union Pacific Corporation in 1996. Messman led UPR's successful drive to become a mega-independent exploration and production company with major positions in the United States, Canada and Latin America. UPR has been the number one driller in the United States during seven of Messman's 8-year tenure.

Lindahl, 52, who has over 30 years experience in the oil and gas business, came to UPR in 1987 as Exploration Manager after working for 19 years in exploration and production primarily as an executive with BP Amoco. Under his direction UPR's operations have successfully achieved a compounded annual growth rate
(CAGR) of 18% for reserves and 17% for production. He has been the company's President since 1996.

"UPR today is a strong company with great assets. Our North American gas strategy has us well positioned for growth in this key area and our international holdings will continue to add low cost reserves and production," Lindahl said. "I appreciate the confidence the Board has shown in me and I eagerly look forward to leading UPR into what I firmly believe is a very bright future," he concluded.

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including planned construction and drilling activity, expected production efforts and volumes and budgeted capital expenditures and other risks and uncertainties detailed in the Company's SEC reports, including the report on Form 10-K for the quarter ended December 31, 1998. Actual results may vary materially.

Media Contact:                                      Analyst Contact:
Tom Blank, 817/321-7553                             Patrick Mooney, 817/321-7169
Or                                                  Or
Dan Sullivan, 817/321-6527                          David Larson, 817/321-7294


                              Internet: www.upr.com